Exhibit 99.1

NEWS ANNOUNCEMENT

PENN NATIONAL GAMING COMPLETES ACQUISITION
OF GREEKTOWN CASINO-HOTEL
Acquisition of Established Downtown Detroit Property Further Expands and Diversifies
Penn National’s Regional Gaming Platform to 42 Properties in 19 Jurisdictions and Adds
Largest Single Property Customer Database to Loyalty Program
Transaction to be Immediately Accretive to Operating
Results with a Post Synergy Multiple of Approximately 6.3x
Wyomissing, Penn., (May 23, 2019) - Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National” or the “Company”) announced today that it completed the purchase of the operations of Greektown Casino-Hotel in Detroit, Michigan (“Greektown”) from JACK Entertainment, LLC for approximately $300 million in cash. The transaction was financed with a combination of cash on hand and incremental borrowings under the Company’s revolving credit facility. The purchase price represents a multiple of approximately 6.3x anticipated annual run-rate adjusted EBITDA, inclusive of synergies to be realized within eighteen months.
Simultaneous with the closing of the transaction, Penn National entered into a triple net lease agreement with VICI Properties Inc. (NYSE: VICI) (“VICI”) for the Greektown facility. The lease has an initial annual rent of approximately $55.6 million and an initial term of 15 years, with four 5-year renewal options. The rent coverage ratio in the first year after closing is expected to be 1.8x.
Timothy J. Wilmott, Penn National’s Chief Executive Officer, stated, “We are pleased to be entering one of the nation’s largest regional gaming markets, and to be operating the only casino in the heart of the revitalized downtown Detroit area. We look forward to welcoming patrons from high profile nearby attractions, such as Comerica Park, Ford Field, Little Caesars Arena, the city’s theater district, GM’s Renaissance Center and the Cobo Conference Center. We’re also excited to be adding the largest single property customer database to mychoice, our soon-to-be re-launched and enhanced player loyalty program.
“Our expanded scale will allow us to generate synergies over the first six quarters of operations, at which time we anticipate an OpCo purchase multiple of 6.3x projected annual run-rate adjusted EBITDA. With the expected increase to our free cash flow per share, we will remain well positioned to reduce lease-adjusted net leverage to 5.0x to 5.5x by the end of next year.”
Opened in 2000, Greektown Casino-Hotel features 100,000 square feet of casino space, approximately 2,700 gaming machines and 60 table games, a poker room, three restaurants, seven fast casual food outlets, four bars and a coffee shop. In addition, the casino boasts a AAA Four Diamond 400-room, luxury high-rise hotel with 14,000 square feet of event and catering space. The property employs approximately 1,700 team members and has partnered with nearly 20 local restaurants to offer fine dining rewards to guests. The Greektown property will be included in the Company’s Northeast reporting segment for financial reporting purposes.
About Penn National Gaming
Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. The Company operates 42 facilities in 19 jurisdictions. In total, Penn National Gaming’s facilities feature over 51,000 gaming machines, over 1,300 table games and 9,000 hotel rooms. The Company also offers social online gaming through its Penn Interactive Ventures division and has leading customer loyalty programs with over five million active customers.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected benefits of the acquisition of Greektown Casino-Hotel on the Company’s results of operations and future operating performance, including the Company’s ability to generate synergies and reduce its net leverage. These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from our expectations. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the acquisition of the Greektown Casino-Hotel operations by the Company and the integration of the business to be acquired; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the transaction; the possibility that the anticipated benefits of the transaction, including achieving the financial results, generating synergies and reducing the Company’s net leverage, are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the companies; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com